UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) —May 18, 2005

ASSURED GUARANTY LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd. 30 Woodbourne Avenue Hamilton HM 08 Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 296-4004

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(Former name or former address, if changed since last report)

Item 8.01  Other Events

Assured Guaranty Ltd.’s wholly owned subsidiary, Assured Guaranty Re Overseas Ltd., has entered into agreements to settle claims brought against two defendants in the In re: CFS-Related Securities Fraud Litigation now pending in the United States District Court for the Northern District of Oklahoma.  If finalized, the settlements will resolve claims relating to the issuance of asset-backed debt securities by entities sponsored by Commercial Financial Services, Inc. (“CFS”), a now defunct Tulsa, Oklahoma-based collector of defaulted credit card debt. Assured Guaranty brought the claims as part of a multi-plaintiff group pursuant to its rights as a reinsurer of financial guaranty insurance policies issued in 1997 and 1998.  J.P. Morgan Securities, Inc. and Mayer, Brown, Rowe & Maw LLP are the two defendants settling the claims.

The settlements are subject to entry of orders by the Oklahoma federal district court.  If these and other conditions of the settlements are satisfied, Assured Guaranty’s share of the settlements will be approximately  $63.6 million.

The settlements will not become final, and the settlement amounts will not be paid to Assured Guaranty or the other plaintiffs, until the federal district court in Oklahoma determines the fairness of the settlements and enters orders barring the remaining defendants and other persons from seeking contribution against the settling defendants.  If the required court orders are not entered, or if entered, are reversed or revised on appeal, then one or both of the settlement agreements may terminate, and the litigation against one or both of the settling defendants will continue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURED GUARANTY LTD.

	By:	/S/James M. Michener
James M. Michener
General Counsel
DATE: May 18, 2005